Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169821

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC. QUARTERLY PRICING SUPPLEMENT, DATED OCTOBER 1, 2012, TO THE PROSPECTUS, DATED APRIL 27, 2012 Quarterly Pricing Supplement (unaudited)

On October 1, 2012, our net asset value (“NAV”) per institutional share is $9.798 and our NAV per retail share is $9.870.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of July 2, 2012:	$6,931,686.48

Net Assets as of October 1, 2012:
Real Estate Properties, at Fair Value	$25,999,999.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,346,251.84
Subscriptions Receivable	—
Prepaid Organizational and Other Costs	4,100,364.08
Total Net Assets	31,446,615.88
Liabilities
Financing	21,364,848.93
Deferred Revenue	123,376.38
Other Liabilities (1)	2,976,252.53
Total liabilities	24,464,477.84
Net Asset Value	$6,982,138.04

(1) As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Monthly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of July 2, 2012:	$4,152,705.51($9.781)
Share Purchases and Redemptions for the month of October 2012:
Share Purchases	142,585.47
Share Redemptions	(310,000.00)
Activity for the month of October 2012: (2)
Accrual of Portfolio Revenue	279,224.47
Accrual of Asset Management Fee	—
Accrual of Other Expenses (3)	(270,452.68)
Accrual of Organizational and Offering Expenses	(4,967.77)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to September 4, 2012	2,928.55
Ending NAV on October 1, 2012 (per institutional share)	$3,992,023.55($9.798)

Retail Shares
NAV
Net Asset Value for Retail shares as of July 2, 2012:	$2,778,980.97($9.837)
Share Purchases and Redemptions for the month of October 2012:
Share Purchases	202,010.12
Share Redemptions	(728.92)
Activity for the month of October 2012: (2)
Accrual of Portfolio Revenue	201,124.28
Accrual of Asset Management Fee	—
Accrual of Other Expenses (3)	(189,531.23)
Accrual of Organizational and Offering Expenses	(3,934.18)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to September 4, 2012	2,193.45
Ending NAV on October 1, 2012 (per retail share)	$2,990,114.49($9.870)

(2) The beginning NAV and the monthly activity for September 2012 have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3) Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
July 3, 2012	$9.781	$9.837
July 5, 2012	$9.781	$9.837
July 6, 2012	$9.781	$9.837
July 9, 2012	$9.781	$9.838
July 10, 2012	$9.781	$9.838
July 11, 2012	$9.781	$9.839
July 12, 2012	$9.781	$9.839
July 13, 2012	$9.781	$9.839
July 16, 2012	$9.782	$9.840
July 17, 2012	$9.782	$9.840
July 18, 2012	$9.782	$9.840
July 19, 2012	$9.782	$9.840
July 20, 2012	$9.782	$9.841
July 23, 2012	$9.782	$9.841
July 24, 2012	$9.782	$9.842
July 25, 2012	$9.782	$9.842
July 26, 2012	$9.783	$9.842
July 27, 2012	$9.783	$9.843
July 30, 2012	$9.783	$9.844
July 31, 2012	$9.783	$9.844
August 1, 2012	$9.783	$9.844
August 2, 2012	$9.783	$9.845
August 3, 2012	$9.784	$9.845
August 6, 2012	$9.784	$9.846
August 7, 2012	$9.784	$9.846
August 8, 2012	$9.784	$9.846
August 9, 2012	$9.784	$9.847
August 10, 2012	$9.784	$9.847
August 13, 2012	$9.785	$9.848
August 14, 2012	$9.785	$9.848
August 15, 2012	$9.785	$9.849
August 16, 2012	$9.785	$9.849
August 17, 2012	$9.785	$9.849
August 20, 2012	$9.785	$9.850
August 21, 2012	$9.786	$9.850
August 22, 2012	$9.786	$9.851
August 23, 2012	$9.786	$9.851
August 24, 2012	$9.786	$9.851
August 27, 2012	$9.786	$9.852
August 28, 2012	$9.786	$9.852
August 29, 2012	$9.786	$9.852
August 30, 2012	$9.786	$9.853
August 31, 2012	$9.786	$9.853
September 4, 2012	$9.787	$9.855
September 5, 2012	$9.788	$9.855
September 6, 2012	$9.788	$9.856
September 7, 2012	$9.788	$9.856
September 10, 2012	$9.788	$9.857
September 11, 2012	$9.788	$9.857
September 12, 2012	$9.789	$9.857
September 13, 2012	$9.789	$9.858
September 14, 2012	$9.789	$9.858
September 17, 2012	$9.789	$9.859
September 18, 2012	$9.789	$9.859
September 19, 2012	$9.789	$9.859
September 20, 2012	$9.789	$9.860
September 21, 2012	$9.789	$9.860
September 24, 2012	$9.790	$9.861
September 25, 2012	$9.790	$9.861
September 26, 2012	$9.790	$9.861
September 27, 2012	$9.790	$9.862
September 28, 2012	$9.790	$9.862
October 1, 2012	$9.798	$9.870